Exhibit 99.(A)(1)(D)

GameStop Corp.

OFFER TO PURCHASE FOR CASH

UP TO 12,000,000 SHARES OF ITS CLASS A COMMON STOCK

AT A PURCHASE PRICE OF NOT GREATER THAN $6.00 PER SHARE AND NOT LESS THAN $5.20 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 10, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

June 11, 2019

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by GameStop Corp., a Delaware corporation (“GameStop” or the “Company”), to act as Dealer Manager in connection with GameStop’s offer to purchase for cash up to 12,000,000 shares of its Class A Common Stock, par value $0.001 per share (the “Shares”) or such lesser number of Shares as are properly tendered and not properly withdrawn, at a price of not greater than $6.00 and not less than $5.20 per share, to the tendering stockholder in cash, less any applicable withholding taxes and without interest (the “Purchase Price”), upon the terms and subject to the conditions set forth in GameStop’s Offer to Purchase, dated June 11, 2019, and in the related Letter of Transmittal (which together, as they may be supplemented or amended from time to time, constitute the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, GameStop will determine a single per Share price (the “Purchase Price”) that GameStop will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. The Purchase Price will be the lowest price per Share (in increments of $0.10) of not less than $5.20 and not greater than $6.00 that will enable the Company to purchase the number of Shares sought in the Offer or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price, including those Shares tendered at a price lower than the Purchase Price. However, because of the proration and “odd lot” and conditional tender priority provisions, fewer than all of the Shares tendered at or below the Purchase Price may be purchased if more than the number of Shares the Company seeks are properly tendered and not properly withdrawn in the Offer. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at the Company’s expense promptly after the Expiration Date.

The Offer is not conditioned upon receipt of financing or any minimum number of Shares being tendered. The Offer, however, is subject to other conditions that are set forth in Section 7 of the Offer to Purchase. The Company’s obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon the satisfaction or waiver of these conditions.

The Company expressly reserves the right, in its sole discretion, to elect to purchase more than an aggregate purchase of 12,000,000 Shares in the Offer by an amount not exceeding 2% of the outstanding Shares without extending the Expiration Date. The Company also expressly reserves the right, in its sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See Section 1 of the Offer to Purchase. See Section 1 of the Offer to Purchase.

As described in the Offer to Purchase, if more than 12,000,000 Shares (or such greater number as GameStop may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, GameStop will purchase Shares in the following order of priority:

•

First, GameStop will purchase all odd lots of less than 100 Shares at the Purchase Price from stockholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender as described in the Offer to Purchase) and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in the Offer to Purchase) will not qualify for this preference);

•

Second, after purchasing all the odd lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, GameStop will purchase Shares at the Purchase Price from all other stockholders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until GameStop has acquired the number of Shares that we have offered to purchase; and

•

Third, only if necessary to permit GameStop to purchase the number of Shares that GameStop has offered to purchase, GameStop will purchase Shares at the Purchase Price from stockholders who have validly tendered Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have validly tendered all of their Shares at or below the Purchase Price and not validly withdrawn them before the Expiration Date.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated June 11, 2019;

2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying IRS Form W-9;

3. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for the Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, the procedure for book-entry transfer cannot be complied with by the Expiration Date or if other required documents cannot be delivered to the Depositary by the Expiration Date; and

4. A printed form of letter that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on July 10, 2019, unless the Offer is extended.

For Shares to be tendered properly pursuant to the Offer:

1. The certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, July 10, 2019 by the Depositary; or

2. The tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for reasonable and necessary costs and expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of GameStop, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. GameStop will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in the Offer to Purchase.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer should be addressed to Innisfree M&A Incorporated, as Information Agent, toll free at (212) 750-5833.

Very truly yours,

BofA Securities, Inc.

THE COMPANY IS NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT THE COMPANY WILL COMPLY WITH THE REQUIREMENTS OF RULE 13E-4(F)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE ANY ACTIONS NECESSARY FOR GAMESTOP TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON THE COMPANY’S BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF GAMESTOP, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.